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                                                                                                           Exhibit (12)
                                                CMS ENERGY CORPORATION
                Ratio of Earnings to Fixed Charges and Preferred Securities Dividends and Distributions
                                                 (Millions of Dollars)


                                                Nine Months
                                                      Ended                  Years Ended December 31
                                         September 30, 1998       1997      1996       1995      1994      1993
                                                         (b)
Earnings as defined (a)
Consolidated net income                               $ 191      $ 244     $ 224      $ 195     $ 177     $ 130
Income taxes                                             86        108       137        113        91        62
Exclude equity basis subsidiaries                       (75)       (80)      (85)       (57)      (18)       (6)
Fixed charges as defined, adjusted to
  exclude capitalized interest of $17, $13,
  $5, $4, $2, and $2 million for the nine
  months ended September 30, 1998 and
  for the years ended December 31, 1997,
  1996, 1995, 1994 and 1993, respectively               293        360       313        299       253       247

Earnings as defined                                   $ 495      $ 632     $ 589      $ 550     $ 503     $ 433


Fixed charges as defined (a)
Interest on long-term debt                            $ 234      $ 273     $ 230      $ 224     $ 193     $ 204
Estimated interest portion of lease rental                5          8        10          9         9        12
Other interest charges                                   33         49        43         42        30        25
Preferred securities dividends and
  distributions                                          58         67        54         42        36        17

Fixed charges as defined                              $ 330      $ 397     $ 337      $ 317     $ 268     $ 258


Ratio of earnings to fixed charges and
 preferred securities dividends and distributions      1.50       1.59      1.75       1.74      1.88      1.68


NOTES:
(a) Earnings and fixed charges as defined in instructions for Item 503 of Regulation S-K.

(b) Excludes a cumulative effect of change in accounting after-tax gain of $43 million.


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